Press Release
For Further Information:
Kraton Polymers LLC
Analyst and Media: Shari Mattern 281-504-4780

Kraton Polymers LLC Announces Fourth Quarter 2006 Results
Total Revenue Grows 10% to $245 million
LTM Bank EBITDA Climbs to $126 million
Available Liquidity Is Strong at $119 million

HOUSTON, TX. – March 28, 2007 –Kraton Polymers LLC (Kraton), a leading global engineered polymer company, announces its financial results for the quarter and year ended December 31, 2006. Total Revenues for the quarter were $245 million compared to $223 million in 2005, an increase of 10%. This improvement was driven by increased average prices and positive currency effects offsetting a 1% decline in sales volumes. For the year, Total Revenues increased 7% to $1,048 million.

Gross Profit for the quarter was $37 million, as compared to $43 million in the comparable period of 2005, a $6 million, or 14% decrease as year over year prices increases were offset by higher raw material costs. Gross Profit for the year was $204 million, a $5 million decrease.

Last Twelve Months (LTM) Adjusted Bank Covenant EBITDA, a measure used to determine compliance with our debt covenants, increased $2 million to $126 million. A reconciliation of Adjusted Bank Covenant EBITDA to Net Income is attached. Available liquidity was $119 million at December 31, 2006, down $42 million from the prior year, as Kraton’s higher revolver capacity partially offset a lower cash balance primarily driven by increased inventory cost.

“During the fourth quarter, we continued to experience raw material increases which put pressure on our margins. Despite this challenge, we are pleased with the progress we are making on our strategic initiatives. We continue to bring our customers exciting new innovations, make capacity available for their global growth, deliver the highest quality products, and drive down unit cost.” said George B. Gregory, President and Chief Executive Officer.

Other Business Results:

•	Achieved fourth quarter sales volumes of 79kT, down slightly from last year. Full year sales volumes were 352 kT, flat with last year.

•	Announced a new innovation in products sold into Kraton’s Adhesives, Sealants and Coatings end-use market which targets hot melt adhesive labels.

•	Began shipping product directly to customers from our newly opened distribution center in Shanghai.

•	Completed several restructuring programs with approximate expected annual savings of $8 to $11 million.

In connection with the closing procedures for Kraton’s fiscal year, Kraton is evaluating the accounting treatment for certain tax allowances it took in 2004.  We are still analyzing the effect of the financial impact of this issue and at this point in time, we believe that it could be as much as $4 million.  In conjunction with the review of this issue Kraton intends to file with the Securities & Exchange Commission for an extension of the required deadline for the filing of its Annual Report on Form 10-K for the year ended December 31, 2006, and intends to file its report on Form 10-K prior to April 15, 2007.

Kraton has scheduled an investor and analyst conference call for Thursday, March 29, 2007 to discuss the results of today’s earnings announcement. The call will begin at 2:00 p.m. central time, 3:00 p.m. eastern time. To listen to the conference call and view the slide presentation, which will be broadcast live over the Internet, go to Kraton’s website at www.kraton.com, click on Investor Relations and then go to Presentations and Papers and select “Fourth Quarter 2006 Earnings Presentation Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5-10 minutes prior to the scheduled start time and asking for the “Earnings Conference Call”. US Dial-In #: (888) 455-9639 or International Dial-In #:773-799-3263. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 6:00 p.m. CT March 29th through 5:00 p.m. CT on April 12th. To hear a telephonic replay of the call, dial 800-766-1882 or 402-998-0968 for international callers. To hear a replay of the call over the Internet, please access Kraton’s website at www.kraton.com.

About Kraton

Kraton is a leading global engineered polymer company and, we believe, the world’s largest producer of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by us over forty years ago. SBCs are highly-engineered thermoplastic elastomers, which enhance the performance of numerous products by delivering a variety of attributes, including greater flexibility, resilience, strength, durability and processability. Kraton polymers are used in a wide range of applications including adhesives, coatings, consumer and personal care products, sealants, lubricants, medical, packaging, automotive, paving, roofing, and footwear products. Kraton has the leading position in nearly all of its core markets and is the only producer of SBCs with global manufacturing capability. Its production facilities are located in the United States, The Netherlands, Germany, France, Brazil, and Japan.

Kraton, the Kraton logo and design, and “Giving Innovators their Edge” tagline are trademarks of Kraton Polymers LLC.

Forward Looking Statements

This press release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions. In this press release, forward-looking information relates to covenant compliance, pricing trends, cost savings, production rates and other similar matters. All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the chemical industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability and cost of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, the timing and cost of planned capital expenditures, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

Kraton Polymers LLC
LTM Bank Adjusted EBITDA
(In thousands of U.S. dollars)
(Unaudited)

	Year Ended December	Year Ended December
	31, 2006	31, 2005
Income before income taxes	$20,351	$34,179
Interest, net	40,547	33,943
Depreciation and amortization of identifiable intangibles	45,291	44,090
Non-cash compensation expense	2,343	—

Kraton Adjusted EBITDA (1)	108,532	112,212
Further Adjustments to EBITDA (2)
Sponsor fees and expenses	2,000	1,950
Plant turnaround costs	3,720	350
Increase in cost of goods sold related to inventory step-up in the period from December 23	—	1,683
Fire repairs	—	(100)
Severance related restructuring charges	6,451	—
Specified cost savings expenses	1,120	—
Other nonrecurring items	2,881	530
Permitted acquisition costs	1,116
Specified other restructuring charges	3,129	2,674
Other noncash items (increasing) reducing Consolidated Net Income (non-cash charge related to inventory reduction)	(3,025)	4,459

Adjusted Bank Covenant EBITDA (3)	$125,924	$123,758

(1) Kraton Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because all companies do not use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

(2) These adjustments are made pursuant to the Credit and Guaranty Agreement, dated December 23, 2003, as amended as of March 4, 2004, as further amended as of October 21, 2004, as further amended as of February 16, 2006 and as further amended as of May 12, 2006, among Kraton Polymers LLC, as Borrower, Polymer Holdings LLC, certain subsidiaries of Kraton Polymers LLC, as Guarantors, various lenders, Goldman Sachs Credit Partners L.P. and UBS Securities LLC, as Lead Arrangers, Goldman Sachs Credit Partners L.P., as Syndication Agent, UBS AG, Stanford Branch, as Administrative Agent and Collateral Agent (the “senior secured credit facility”).

(3) Adjusted Bank Covenant EBITDA is defined as EBITDA adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the senior secured credit facility. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted Bank Covenant EBITDA are appropriate to provide additional information to investors to demonstrate compliance with the financing covenants contained in the senior secured credit facility.